Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2019	SKYLINE VENTURE PARTNERS V, L.P.

	BY:	SKYLINE VENTURE MANAGEMENT V, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ Kerensa Kenny as attorney-in-fact
John G. Freund
Managing Director

SKYLINE VENTURE MANAGEMENT V, LLC

	By:	/s/ Kerensa Kenny as attorney-in-fact
John G. Freund
Managing Member

/s/ Kerensa Kenny as attorney-in-fact
YASUNORI KANEKO

/s/ Kerensa Kenny as attorney-in-fact
JOHN G. FREUND